EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

CANADIAN PACIFIC KANSAS CITY LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value (including Common Share Purchase Rights)	Rule 457(c) and Rule 457(h)	20,000,000	$79.66	$1,593,200,000	0.00011020	$175,570.64

Total Offering Amount					$1,593,200,000		$175,570.64

Total Fee Offsets							—

Net Fee Due							$175,570.64

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover such additional shares of common stock of Canadian Pacific Kansas City Limited, (the “Common Shares”) as may be issued pursuant to the anti-dilution provisions of the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, dated April 27, 2022, as amended from time to time, or to otherwise prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act on the basis of the average of the high and low prices of the ordinary shares on the New York Stock Exchange on April 19, 2023, which date is within five business days prior to the filing of the Registration Statement to which this exhibit is attached.